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                                                                    EXHIBIT 99.2

NEWS RELEASE                                             EASTERLY
                                                         INVESTOR RELATIONS

                                    Client: Alamosa PCS Holdings Inc.
IMMEDIATE RELEASE
                                  Contacts: Kendall Cowan, CFO
                                            Alamosa PCS
                                            806-722-1100
                                            kcowan@alamosapcs.com

                                            Ken Dennard / kdennard@easterly.com
                                            Lisa Elliott / lisae@easterly.com
                                            Easterly Investor Relations
                                            713-529-6600

                ALAMOSA PCS REPORTS STRONG THIRD QUARTER RESULTS

 Sequential Subscriber Base Grew 31 Percent; Subscriber Revenue Grew 39 Percent


OCTOBER 31, 2000 - LUBBOCK, TEXAS - Alamosa PCS Holdings Inc. (NASDAQ:APCS), The 1999 Sprint PCS (NYSE:PCS) Affiliate of the Year, today reported strong sequential subscriber growth and service revenues for the third quarter ended September 30, 2000. Subscribers grew to 91,443 at the end of the third quarter, up 21,874 subscribers, or 31 percent, over subscribers at the end of the second quarter of 2000. Subscriber revenues for the third quarter were $14.9 million, up 39 percent over the second quarter of 2000.

     Total revenue for the third quarter of 2000 was $22,983,000 including subscriber revenue of $14,941,000, roaming revenue of $5,813,000 and product sales of $2,229,000. Subscriber revenue represented a 39 percent increase over the second quarter of 2000, while roaming revenue grew 35 percent. Earnings before interest, taxes, depreciation and amortization, or EBITDA, excluding non-cash compensation was negative ($11,094,000) for the third quarter of 2000. Excluding selling and marketing expense, pre-marketing EBITDA was a positive $2,848,000 for the quarter.

     Average monthly revenue per user (ARPU) was $87 for the third quarter including roaming and $63 without roaming, which increased from $83 and $60 for the second quarter, respectively.

     Average minutes of use per month were 440 per average subscriber including roaming and 360 without roaming. Churn was approximately 3.4 percent, and total system minutes of use were approximately 105 million for the quarter, compared to 81 million for the previous quarter.

     For the nine months ended September 30, 2000, Alamosa reported total revenue of $51,902,000, comprised of $32,772,000 of subscriber revenue, $13,129,000 of roaming revenue



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and $6,001,000 of product sales revenue. EBITDA excluding non-cash compensation for the nine-month period was negative ($25,310,674).

     At the end of the quarter, Alamosa PCS had cash and short-term investments of approximately $173 million and committed but unused credit facilities of approximately $170 million. Capital expenditures for the third quarter were $50.3 million.

     "We are pleased with our growth during the third quarter," said David E. Sharbutt, Chairman and Chief Executive Officer. "While our financial results continue to reflect the considerable investment associated with the completion of our network build-out, we are very pleased with the initial results we are seeing in the commercial Sprint PCS market launches in portions of Alamosa's, Robert's and WOW's territories."

[ALAMOSA LOGO]

Alamosa PCS Holdings, Inc., The 1999 Sprint PCS Affiliate of the Year, is a Sprint PCS Network Partner providing Sprint PCS wireless personal communication services in the southwestern and midwestern United States. Alamosa PCS has the exclusive right to provide digital wireless personal communication services under the Sprint PCS brand throughout its designated territory primarily located in Texas, New Mexico, Arizona, Colorado and Wisconsin. Pro forma for its previously announced WOW and Roberts mergers, Alamosa will have an expanded territory that will include a licensed population of approximately 12.5 million residents, and Alamosa PCS will be the nation's largest Sprint PCS Network Partner based on the size of the population in its territory.


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     Sprint PCS operates the largest 100 percent digital, 100 percent PCS nationwide wireless network in the United States, already serving the majority of the nation's metropolitan areas including more than 4,000 cities and communities across the country. Sprint PCS has licensed PCS coverage of nearly 270 million people in all 50 states, Puerto Rico and the US Virgin Islands. For more information, visit the Sprint PCS web site at http://www.sprintpcs.com. Sprint PCS is a wholly-owned tracking group of Sprint Corporation trading on the NYSE under the symbol "PCS."

     Sprint is a global communications company at the forefront of integrating long-distance, local and wireless communications services, and a large carrier of Internet traffic. Sprint built and operates the United States' first nationwide all-digital, fiber-optic network and is a leader in advanced data communications services. Sprint has $20 billion in annual revenues and serves more than 20 million business and residential customers.


Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements, including the following factors: Alamosa's dependence on its affiliation with Sprint PCS; shifts in populations or network focus; changes or advances in technology; changes in Sprint's national service plans or fee structure with us; change in population; difficulties in network construction; increased competition in our markets; failure to consummate anticipated acquisitions and adverse changes in financial position, condition or results of operations. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from Alamosa's forward-looking statements, please refer to Alamosa's filings with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Prospectuses filed on February 4, 2000, its Form 10-K for the year ended December 31, 1999 and in subsequent filings with the Securities and Exchange Commission.


                              - Tables to Follow -



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          ALAMOSA PCS HOLDINGS, INC. AND SUBSIDIARIES AND PREDECESSORS

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                        For the three months ended        For the nine months ended
                                                                 September 30                     September 30
                                                        ----------------------------    ----------------------------
                                                           2000             1999            2000
                                                        (unaudited)      (unaudited)     (unaudited)        1999
                                                        ------------    ------------    ------------    ------------

Revenue:
    Service revenue                                     $ 20,754,150    $  1,121,561    $ 45,900,325    $  1,123,065
    Product sales                                          2,228,949         779,464       6,001,373         813,052
                                                        ------------    ------------    ------------    ------------

        Total revenue                                     22,983,099       1,901,025      51,901,698       1,936,117
                                                        ------------    ------------    ------------    ------------

Costs and expenses:
    Cost of service and operations                        14,720,863       1,520,735      32,846,645       2,189,054
      Cost of service and operations - related
        parties                                              198,369          38,818         523,149          38,818
    Cost of products sold                                  4,604,697       1,811,780      11,636,860       1,844,238
    Selling and marketing                                 11,328,579       3,016,576      25,311,135       3,882,642
      Selling and marketing - related parties                238,256         230,624         450,630         320,436
    General and administrative expenses
      (excluding non-cash compensation expense)
                                                           2,872,635       1,564,109       5,950,782       2,854,572
      Equity participation compensation expense
                                                             511,116       4,028,205       5,404,862       6,822,037
      General and administrative - related
        parties                                              114,118         159,541         493,171         294,881
    Depreciation and amortization                          3,015,497         809,680       7,763,434         936,736
                                                        ------------    ------------    ------------    ------------

        Total costs and expenses                          37,604,130      13,180,068      90,380,668      19,183,414
                                                        ------------    ------------    ------------    ------------

        Loss from operations                             (14,621,031)    (11,279,043)    (38,478,970)    (17,247,297)
                                                        ------------    ------------    ------------    ------------

Interest and other income                                  4,112,352         103,675      10,834,815         444,746
Interest expense                                          (6,961,479)       (750,489)    (18,313,678)       (885,868)
                                                        ------------    ------------    ------------    ------------

        Net loss                                        $(17,470,158)   $(11,925,857)   $(45,957,833)   $(17,688,419)
                                                        ============    ============    ============    ============

        Net loss per common share, basic and
           diluted                                      $      (0.28)   $      (0.25)   $      (0.77)   $      (0.36)
                                                        ============    ============    ============    ============

        Weighted average common shares
           outstanding, basic and diluted                 61,354,715      48,500,008      59,808,408      48,500,008
                                                        ============    ============    ============    ============


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          ALAMOSA PCS HOLDINGS, INC. AND SUBSIDIARIES AND PREDECESSORS

                           CONSOLIDATED BALANCE SHEETS

                                                                      September 30,
                                                                          2000          December 31,
                                                                       (unaudited)          1999
                                                                      -------------    -------------

ASSETS

Current assets:
    Cash and cash equivalents                                         $ 172,633,478    $   5,655,711
    Accounts receivable, net of allowance for doubtful accounts           9,662,519        1,675,636
    Inventory                                                             2,578,842        5,777,375
    Prepaid expenses and other assets                                       774,179          882,516
                                                                      -------------    -------------

        Total current assets                                            185,649,018       13,991,238

Property and equipment, net                                             189,521,616       84,713,724
Notes receivable                                                         22,196,043               --
Debt issuance costs, net                                                 13,482,401        3,743,308
Restricted cash                                                                  --          518,017
Other noncurrent assets                                                   2,135,420        1,525,912
                                                                      -------------    -------------

        Total assets                                                  $ 412,984,498    $ 104,492,199
                                                                      =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses                             $  37,171,288    $  15,203,103
    Accounts payable to related parties                                   2,067,982        1,182,225
    Current installments of capital leases                                   23,510           21,818
    Bank line of credit                                                          --          363,665
    Microwave relocation obligations                                        263,366        3,578,155
                                                                      -------------    -------------

        Total current liabilities                                        39,526,146       20,348,966

Long-term debt                                                          207,351,584       71,876,379
Capital lease obligations, noncurrent                                       809,173          827,024
                                                                      -------------    -------------

        Total liabilities                                               247,686,903       93,052,369
                                                                      -------------    -------------

Commitments and contingencies

Stockholders' equity:
    Preferred stock, $.01 par value; 10,000,000 shares authorized;
      no shares issued                                                           --               --
    Common stock, $.01 par value; 290,000,000 shares authorized,
      61,354,856 and 48,500,008 issued and outstanding at
      September 30, 2000 and December 31, 1999, respectively                613,548          485,000
    Additional paid-in capital                                          245,953,564       50,824,876
    Accumulated deficit                                                 (79,717,514)     (33,759,681)
    Unearned compensation                                                (1,552,003)      (6,110,365)
                                                                      -------------    -------------

        Total stockholders' equity                                      165,297,595       11,439,830
                                                                      -------------    -------------

        Total liabilities and stockholders' equity                    $ 412,984,498    $ 104,492,199
                                                                      =============    =============



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